UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): February 16, 2017

CONDUENT INCORPORATED

(Exact name of registrant as specified in its charter)

New York	001-37817	81-2983623
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 Campus Drive, Suite 200E

Florham Park, New Jersey

07932

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (908) 758-1200

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02.	Results of Operations and Financial Condition.

Registrant is in discussions with the State of New York regarding the status and scope of the Health Enterprise platform project, which evolved to include options to not fully complete the project. Based on those discussions, Registrant believes it is probable that it will not fully complete the implementation of the platform in New York.

As a result of these developments, Registrant will record a pre-tax charge of approximately $161 million (approximately $98 million after-tax or ($0.48) per share) in its fourth-quarter 2016 results reflecting estimated asset impairments, wind down costs and other impacts from this project. The charge includes approximately $115 million for the write-off of receivables and other related assets and non-cash impairment charges, with the remainder of the charge expected to be cash outflows in future quarters for wind down and related costs.

The information contained in Item 2.02 of this Report shall not be deemed “filed” with the Commission for purposes of Section 18 of the Exchange Act of 1934, as amended, or otherwise subject to the liability of that section.

Item 2.06. Material Impairments.

In connection with the preparation of its financial statements for the fiscal year ended December 31, 2016, during the fourth quarter, Registrant performed its annual goodwill impairment test. Following the completion of the impairment test, Registrant determined that it will record a non-cash goodwill impairment charge of approximately $935 million (approximately $828 million after-tax or ($4.08) per share) in its Commercial Sector reporting unit. Subsequent to the goodwill impairment charge, the Commercial Sector reporting unit’s goodwill balance is approximately $908 million. This non-cash charge is attributable primarily to weaker than expected Commercial Sector revenues and operating profits, including in the fourth quarter of 2016. The Company does not expect to make any current or future cash expenditures as a result of this impairment.

Forward Looking Statements

This Current Report on Form 8-K and any exhibits to this Report may contain “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “will,” “should” and similar expressions, as they relate to us, are intended to identify forward-looking statements. These statements reflect Management’s current beliefs, assumptions and expectations and are subject to a number of factors that may cause actual results to differ materially. Such factors include, but are not limited to: changes in government regulation and economic, strategic, political and social conditions; competitive pressures; changes in interest in outsourced business process services; our ability to obtain adequate pricing for our services and to improve our cost structure; the effects of any acquisitions, joint ventures and divestitures by us; our ability to attract and retain key employees; our ability to attract and retain necessary technical personnel and qualified subcontractors; a decline in revenues from or a loss or failure of significant clients; our ability to estimate the scope of work or the costs of performance in our contracts; the failure to comply with laws relating to individually identifiable information, and personal health information and laws relating to processing certain financial transactions, including payment card transactions and debit or credit card transactions; our ability to deliver on our contractual obligations properly and on time; our ability to renew commercial and government contracts awarded through competitive bidding processes; increases in the cost of telephone and data services or significant interruptions in such services; changes in tax and other laws and regulations; changes in U.S. GAAP or other applicable accounting policies; and other factors that are set forth in the “Legal Proceedings” section, the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section and other sections of our Quarterly Report on Form 10-Q for the quarter ended September 30, 2016 , as well as in the “Risk Factors” section of our Registration Statement on Form 10 filed with the Securities and Exchange Commission. Any forward-looking statements made by us in this Quarterly Report on Form 10-Q speak only as of the date on which they are made. We are under no obligation to, and expressly disclaim any obligation to, update or alter our forward-looking statements, whether as a result of new information, subsequent events or otherwise.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CONDUENT INCORPORATED

	By:	/s/ J. Michael Peffer
	Name:	J. Michael Peffer
Date: February 16, 2017	Position:	Vice President, General Counsel and Secretary